Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
                       Pursuant To Section 13 or 15(d) Of
                       The Securities Exchange Act of 1934

                       Date of Report:  November 10, 2006

                       RICK'S CABARET INTERNATIONAL, INC.
             (Exact Name of Registrant As Specified in Its Charter)

          Texas                         0-26958                 76-0037324
(State Or Other Jurisdiction    (Commission File Number)       (IRS Employer
    of Incorporation)                                       Identification No.)

                                10959 Cutten Road
                              Houston, Texas 77066
          (Address Of Principal Executive Offices, Including Zip Code)

                                 (281) 397-6730
              (Issuer's  Telephone  Number,  Including  Area  Code)


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ITEM 8.01 OTHER EVENTS.

On November 10, 2006, our subsidiary, RCI Entertainment (Austin), Inc. ("RCI"), completed the acquisition of 51% of the membership interest of Playmates Gentlemen's Club, LLC ("Playmates") from Behzad Bahrami ("Seller"). Playmates owns an adult entertainment cabaret known as "Playmates" (the "Club") located at 8110 Springdale Road, Austin, Texas 78724 (the "Premises"). Under the terms of the previously announced Purchase Agreement, RCI paid a total purchase price of $1,500,000 which was paid $500,000 in cash at the time of closing and the issuance of 125,000 shares of our restricted common stock valued at $8.00 per share (the "Shares").

Pursuant to the terms of the Purchase Agreement, on or after one year after the closing date, the Seller shall have the right, but not the obligation to have us purchase from Seller 5,000 Shares per month (the "Monthly Shares"), calculated at a price per share equal to $8.00 ("Value of the Shares") until the Seller has received a total of $1,000,000 from the sale of the Shares. Seller shall notify us during any given month of its election to "Put" the Monthly Shares to us during that particular month. At our election during any given month, we may either buy the Monthly Shares or, if we elect not to buy the Monthly Shares from the Seller, then the Seller shall sell the Monthly Shares in the open market. Any deficiency between the amount which the Seller receives from the sale of the Monthly Shares and the Value of the Shares shall be paid by us within three (3) business days of the date of sale of the Monthly Shares during that particular month. Our obligation to purchase the Monthly Shares from the Seller shall terminate and cease at such time as the Seller has received a total of $1,000,000 from the sale of the Shares.

In the event the Seller elects not to "Put" the Shares to us, the Seller shall not sell more than 10,000 Shares per week in the open market, provided that Seller complies with Rule 144 of the Securities Act of 1933, as amended, in connection with his sale of the Shares.

As part of the transaction, under the terms of Playmates' Amended and Restated Regulations, RCI will be the Manager of Playmates and will operate the day-to-day business of Playmates, including the operations of the Club. RCI will provide, if necessary, an initial $200,000 line of credit for operation of the Club. The Seller and Playmates entered a five-year covenant not to compete with the Club. Further, Playmates executed a new lease agreement with the landlord giving it the right to lease the Premises for ten (10) years at $29,000 per month, with the right to an option for an additional ten (10) years at $37,000 per month, with RCI agreeing to guarantee the first two (2) years of the lease. RCI and the Seller also entered into a Members' Agreement relating to the ownership of their membership interest. Finally, as part of the transaction, the Seller entered a Lock-up/Leak-out Agreement with us regarding the Shares.

The transaction was funded by our issuance of three (3) separate Convertible Debentures (collectively, the "Debentures") to Wade McElroy, Ryan McElroy and Doris King, the sons and sister, respectively, of Ralph McElroy, a greater than 10% shareholder (the "Holders"). Each of the Debentures bears interest at the rate of 12% per annum and has a maturity date of November 9, 2008. Under the terms of the Debentures, we are required to make monthly interest payments beginning December 9, 2006. We have the right to redeem the Debentures in whole or in part at any time during the term of the Debentures. The Holders have the option to convert all or any


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portion  of  the  principal  amount  of the Debentures into shares of our common stock at a rate of $7.50 per share (the "Conversion Shares"), subject to adjustment under certain conditions. The Debentures provide, absent shareholder approval, that the number of shares of our common stock that may be issued by us or acquired by a Holder and any affiliates of a Holder upon conversion of the Debentures shall not exceed 19.99% of the total number of issued and outstanding shares of our common stock. The Conversion Shares have piggyback registration rights.

The  terms  and  conditions  of  the  transaction were the result of arms-length
negotiation  between  the parties.   A copy of the press release related to this
transaction  is  attached  hereto  as  Exhibit  99.1.


ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits

Exhibit  Number          Description

99.1               Press release dated November 10, 2006


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                        RICK'S CABARET INTERNATIONAL, INC.


                                   By:  /s/  Eric Langan
                                        ----------------
Date: November 14, 2006                 Eric Langan
                                        Chairman, President,
                                        Chief Executive Officer and
                                        Principal Accounting Officer